Exhibit (a)(5)(ii)

        NEWCASTLE INVESTMENT CORP.

Contact:

Lilly H. Donohue

Director of Investor Relations

212-798-6118

Nadean Finke

Investor Relations

212-479-5295

Newcastle Announces Results of Exchange Offer for Its Preferred Stock

New York, NY, March 23, 2010 – Newcastle Investment Corp. (NYSE: NCT) (the “Company” or “Newcastle”) announced today the final results of its offer to exchange (the “Exchange Offer”) shares of the Company’s Common Stock and cash for up to (i) 1,725,000 shares of its outstanding 9.75% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”), (ii) 1,104,000 shares of its outstanding 8.05% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), and (iii) 1,380,000 shares of its outstanding 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock,” and, together with Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”).

The Exchange Offer expired at midnight, New York City Time, on March 22, 2010. A total of 1,152,679 shares of Series B Preferred Stock, 1,128,741 shares of Series C Preferred Stock and 1,612,656 shares of Series D Preferred Stock were validly tendered and not withdrawn in the Exchange Offer. The Company intends to accept for exchange (i) a total of 1,152,679 shares of Series B Preferred Stock, (ii) a total of 1,104,000 shares of Series C Preferred Stock to be allocated pro rata among holders tendering Series C Preferred Stock, and (iii) a total of 1,380,000 shares of Series D Preferred Stock to be allocated pro rata among holders tendering Series D Preferred Stock.

The settlement for the Exchange Offer is expected to occur on March 25, 2010. Upon settlement, the Company will issue 9,091,698 shares of its Common Stock and pay an aggregate of $16,001,388 in cash in exchange for the Preferred Stock tendered and accepted by the Company in the Exchange Offer. In addition, the Company will pay accumulated and unpaid dividends to all holders of Preferred Stock, whether or not they tendered their shares in the Exchange Offer, through March 25, 2010. These dividend payments will equal $3.42 per share of Series B Preferred Stock, $2.82 per share of Series C Preferred Stock and $2.94 per share of Series D Preferred Stock.

About Newcastle

Newcastle Investment Corp. owns and manages a portfolio of diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset manager. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements including, but not limited to, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risks discussed in our annual and quarterly filings with the Securities Exchange Commission. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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